Exhibit (a)(1)(vi)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below) and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto. The Offer is not being made to (and no tenders will be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, "blue sky" or other laws of such jurisdiction. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction in compliance with such applicable laws. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by Jefferies & Company, Inc., the dealer-manager for the Offer (the "Dealer-Manager"), or by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Class A Common Stock
of
Clearwire Corporation
at
$4.40 Net Per Share
by
DISH Acquisition Holding Corporation,
a wholly owned subsidiary of

DISH Network Corporation

        The Offer (as defined herein) is being made pursuant to the terms and conditions in the Offer to Purchase (as defined herein) by DISH Network Corporation, a Nevada corporation ("DISH") and DISH Acquisition Holding Corporation, a Delaware corporation and a wholly owned subsidiary of DISH ("Purchaser"). Purchaser is offering to purchase all of the shares of Class A common stock of Clearwire Corporation, a Delaware corporation ("Clearwire"), par value $0.0001 per share ("Class A Stock" or the "Shares"), that are issued and outstanding at a price of $4.40 per Share, net to the seller in cash (the "Offer Price"), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase (the "Offer to Purchase") and the related letter of transmittal (the "Letter of Transmittal"), which, together with any amendments or supplements thereto, collectively constitute the "Offer." The Class A Stock and the Class B common stock of Clearwire, par value $0.0001 per share, are referred to herein collectively as "Common Stock." Tendering stockholders that have Shares registered in their names and that tender directly to The Colbent Corporation (the "Depositary") will not be obligated to pay brokerage fees, commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the sale of Shares to Purchaser pursuant to the Offer. Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine if they will be charged any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JUNE 28, 2013, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE").

        The Offer is not subject to any financing condition.    The Offer is conditioned upon: (i) there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date a number of Shares that represents more than 25% of the Voting Power (as defined in the Offer to Purchase) on a fully diluted basis as of the Expiration Date; (ii) the waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated; (iii) any Federal Communications Commission consents ("FCC Consents") that are required to consummate the Offer based on DISH's purchase of the number of Shares validly tendered and not withdrawn prior to the Expiration Date having been received and being in full force and effect; (iv) the Transaction Agreements (as defined in the Offer to Purchase) between DISH and Clearwire having been duly executed and delivered by the parties thereto; and (v) both the Sprint Merger Agreement (as defined in the Offer to Purchase) and the Sprint Note Purchase Agreement (as defined in the Offer to Purchase) having been validly terminated in accordance with their terms. The Offer is also subject to other customary conditions, including conditions similar to certain conditions set forth in the Sprint Merger Agreement. If the FCC Consents have not been received but all other conditions of the Offer have been fulfilled, DISH and Purchaser shall reduce the number of Shares sought for purchase in the Offer in accordance with the terms in the Offer to Purchase and applicable law, and acquire up to the maximum number of Shares permitted to be acquired without such FCC Consents, after the minimum postponement of the Expiration Date allowed under applicable law. After the acceptance of such Shares, DISH and Purchaser would irrevocably commit to launch a second tender offer for all remaining Class A Stock conditioned only upon receipt of the FCC Consents and that there shall not be in place any injunction or any other order or any other legal restriction in effect that prevents or makes illegal the consummation of the second offer.

        The board of directors of Clearwire (the "Clearwire Board") has not approved the Offer or otherwise commented on it as of the date of the Offer to Purchase. Within 10 business days after the date of the Offer to Purchase, Clearwire is required by law to publish, send or give to stockholders (and file with the Securities and Exchange Commission) a statement on Schedule 14D-9 as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer.

        The Offer to Purchase, the Letter of Transmittal and Clearwire's Statement on Schedule 14D-9 contain important information. Stockholders should carefully read these documents in their entirety before making a decision with respect to the Offer.

        Purchaser expressly reserves the right from time to time to waive any of the conditions described in the Offer to Purchase to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that, if the Clearwire Board has within ten (10) business days of the commencement of the Offer released a statement that it recommends that stockholders tender their Shares into the Offer and does not withdraw, qualify or modify such change of recommendation in any manner adverse to DISH or Purchaser as determined by DISH in its reasonable discretion and the requisite vote of the holders of the outstanding shares of Common Stock approving the Sprint Merger Agreement has not been obtained, then Purchaser will not, without the prior consent of Clearwire or as may be required by applicable law (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer (except in the event that Purchaser decreases the number of Shares sought for purchase because any required FCC Consents have not yet been received), (iii) impose additional conditions to the Offer in any manner adverse in any material respect to holders of the Shares or (iv) fail to extend the Offer in the event that all conditions to the Offer other than the minimum tender condition have not been satisfied (but remain capable of being satisfied) as of the Expiration Date, provided that Purchaser will not be required to extend the Offer beyond December 31, 2013 (the "Outside Date").

        If, following the acceptance time at which Purchaser accepts for payment all Shares validly tendered and not properly withdrawn prior to the Expiration Date, Purchaser does not beneficially own, together with DISH, a majority of the Voting Power (as defined in the Offer to Purchase) of the then-outstanding Shares on a fully diluted basis, Purchaser may elect to provide a subsequent offering period of not fewer than three business days nor more than 20 business days, during which time Clearwire's stockholders that did not tender Shares during the initial offering period may tender, but not withdraw, their Shares and receive the Offer Price. Any subsequent offering period may be subject to regulatory constraints.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any election to provide a subsequent offering period or elect to extend such subsequent offering period will be followed by a public announcement of such election no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or the date of termination of the prior subsequent offering period.

        Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will promptly (and in any event within three business days) thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer. Subject to the terms and conditions in the Offer to Purchase and Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right not to accept for payment, or to delay payment for, Shares until the FCC Consents have been obtained and the waiting period required by the HSR Act has expired or been terminated. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

        No alternative, conditional or contingent tenders will be accepted. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of: (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent's Message (as defined in the Offer to Purchase) in lieu of such Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

        Shares tendered into the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after July 28, 2013, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer. For a withdrawal to be proper and effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in the Offer to Purchase.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion.

        Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. None of Purchaser, the Depositary, the Information Agent (as defined below), the Dealer-Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or in any notice of withdrawal or incur any liability for failure to give any such notification.

        Purchaser will request that Clearwire provide Purchaser with Clearwire's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Clearwire's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

        The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes for a United States Holder (as defined in the Offer to Purchase). In general, a United States Holder of Shares will recognize gain or loss in an amount equal to the difference between such United States Holder's adjusted federal income tax basis in such Shares sold pursuant to the Offer and the amount of cash received therefor. For a more detailed description of certain United States federal income tax consequences of the Offer, see the Offer to Purchase. Each holder of Shares should consult its tax advisor about the particular tax consequences to such holder of tendering Shares into the Offer.

        The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

        Innisfree M&A Incorporated, the information agent for the Offer (the "Information Agent"), may be contacted at the address and telephone numbers set forth below for questions and/or requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials. Such copies will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, the Depositary and the Dealer-Manager) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

The Information Agent for the Offer is:	The Dealer Manager for the Offer is:

501 Madison Avenue, 20th Floor New York, NY 10022 Shareholders Call Toll-Free: (877) 456-3427 Banks and Brokers Call Collect: (212) 750-5833	Jefferies & Company, Inc. 520 Madison Avenue New York, NY 10022 Call Toll-Free: (877) 547-6340

May 30, 2013